Exhibit 5.1

[Lowenstein Sandler LLP Letterhead]

September 30, 2016

Lakeland Bancorp, Inc.

250 Oak Ridge Road

Oak Ridge, New Jersey 07438

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Lakeland Bancorp, Inc., a New Jersey corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of $75 million principal amount of 5.125% fixed-to-floating rate subordinated notes due September 30, 2026 (the “Notes”), pursuant to the Indenture, dated as of September 30, 2016 (the “Indenture”), as supplemented by the First Supplemental Indenture, dated as of September 30, 2016 (the “First Supplemental Indenture”), between the Company and U.S. Bank National Association (the “Trustee”).

We have reviewed (i) the Registration Statement on Form S-3 (File No. 333-203408) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), (ii) the prospectus of the Company, dated April 22, 2015, as supplemented by the prospectus supplement, dated September 27, 2016, relating to the Notes (the “Prospectus Supplement”), as filed with the SEC pursuant to Rule 424(b) under the Securities Act, (iii) the Indenture, as supplemented by the First Supplemental Indenture, (iv) the Underwriting Agreement, dated September 27, 2016, by and between the Company and Keefe, Bruyette & Woods, Inc., as Representative of the Underwriters named therein, (v) corporate proceedings of the Company relating to the issuance of the Notes, and (vi) such other documents and records and such matters of law and fact as we have deemed necessary or advisable to enable us to render this opinion.

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

Based upon, and subject to, the foregoing, and subject to the limitations, qualifications and assumptions stated herein, we are of the opinion that the Notes have been duly authorized (assuming their due authentication by the Trustee), in accordance with the terms of the Indenture, as amended by the First Supplemental Indenture, and will constitute valid and legally binding obligations of the Company entitled to the benefits provided by the Indenture.

The opinion expressed herein is limited to the applicable provisions of the laws of the States of New Jersey and New York, and the federal laws of the United States of America, each as currently in effect.

We hereby consent to the references to our firm under the caption “Legal Matters” in the Prospectus Supplement and to the inclusion of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 30, 2016, which is incorporated by reference into the Registration Statement and the prospectus dated April 22, 2015, as supplemented by the Prospectus Supplement.

Very truly yours,

/s/ Lowenstein Sandler LLP